Exhibit 99.1

FASTENAL COMPANY ANNOUNCES CASH DIVIDEND

RELEASE DATE: July 11, 2006

Contact: Jean DuBois, Executive Assistant / Investor Relations 507.454.5374

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported its Board of Directors declared a dividend of $.20 per share be paid in cash on September 1, 2006 to shareholders of record at the close of business on August 21, 2006. The Company expects that it will continue to pay a comparable semi-annual cash dividend in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

Recent activity regarding dividends and stock repurchases are as follows:

Year	Dividends paid	Total dividend paid (000’s)	Total dividend paid per share	Total value of repurchased shares (000’s)	Per share price of repurchased shares
2006*	Two	$60,372	$0.40	$9,434	$37.73
2005	Two	$46,935	$0.31	$18,739	$26.75
2004	Two	$30,350	$0.20	$—	$—
2003	Two	$15,935	$0.105	$—	$—
2002	One	$3,794	$0.025	$—	$—
2001	One	$3,415	$0.0225	$—	$—

*	Note: The 2006 dividend paid amounts include the impact from this dividend announcement. The total dividend paid amount in 2006 has been estimated using the number of shares outstanding on June 30, 2006. The 2006 share repurchased information is as of June 30, 2006.

All information reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

Fastenal Company sells different types of industrial and construction supplies in ten product categories. These include different types of: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades; fluid transfer components and accessories for hydraulic and pneumatic power; material handling and storage products; janitorial and paper products; electrical supplies; welding supplies; safety supplies; and raw materials (metals).

As of June 30, 2006, the Company operated 1,887 stores in all 50 U.S. states, Canada, Puerto Rico, Mexico, and Singapore selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a comparable semi-annual cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company’s 2005 annual and 2006 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.